UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 31, 2011

Date of Report (date of earliest event reported)

BION ENVIRONMENTAL TECHNOLOGIES, INC.

Exact name of Registrant as Specified in its Charter

Colorado	000-19333	84-1176672
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

Box 566/1774 Summitview Way

Crestone, Colorado 81131

Address of Principal Executive Offices, Including Zip Code

(212) 758-6622

Registrant's Telephone Number, Including Area Code

Not applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS; ELECTION OF DIRECTORS;

APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY

ARRANGEMENTS OF CERTAIN OFFICERS.

Effective May 31, 2011, Dominic Bassani is serving as the Company’s CEO and Mark A. Smith is serving as the Company’s CFO (in addition to other positions), removing the ‘interim’ characterization of these offices.

ITEM 7.01  REGULATION FD DISCLOSURE.

The Company has issued the Press Release related to Initial Certification of Kreider Farms Poultry Credits (attached hereto as Exhibit 99.1) and has placed the Press Release on its website: www.biontech.com .

ITEM 8.01  OTHER EVENTS.

The Company has received a credit certification from the Pennsylvania Department of Environmental Protection (‘PADEP’) for the reduction of 559,457 lbs of Chesapeake Bay (CB or Bay) nitrogen (N) from the treatment of Kreider Farms (KF) poultry waste stream. See Exhibit 10.1.  The number of credits was derived from the application of PA DEP’s current CB N credit calculation model and is subject to final verification.  The U.S. EPA has recently announced that it will be providing pollutant load results from a newly-developed watershed model in early summer 2011.  The Company’s modeling experts have projected that the results from the new watershed model will increase our certified credits from its Kreider Farm poultry project from 559,457 lbs to in excess of 1.5 million lbs of N annually as a result of the expected increase in the delivery ratio associated with the sub-watershed in which this facility is located. Bion will amend its filing with the PA DEP to reflect the expected higher delivery ratio once the new model results are published.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Financial Statements of Businesses Acquired

Not Applicable.

(b)

Pro Forma Financial Information

Not Applicable.

(c)

Shell Company Transactions

Not Applicable.

(d)

Exhibits:

Exhibit Number	Description

10.1

PADEP Certification of Kreider Poultry Credits

99.1

Press Release re PADEP Certification of Kreider Poultry Credits (May 31, 2011)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bion Environmental Technologies, Inc.

Date:  June 1, 2011

By: /s/ Mark A. Smith

       Mark A. Smith, President